Exhibit 99.1


FOR IMMEDIATE RELEASE                                  CONTACT: BRAD HARDY
MARCH 22, 2000                                                801-246-5976


                  FIRST SECURITY SHAREHOLDERS VOTE IN FAVOR OF
                        MERGER WITH ZIONS BANCORPORATION


            SALT LAKE CITY - At a special shareholders meeting held today in Salt Lake City, Utah, First Security Corporation (NASDAQ: FSCO) shareholders voted in favor of the following two proposals:

      1) A proposal to authorize the issuance of shares of First Security common stock to Zions stockholders in accordance with the requirements of NASDAQ in connection with the proposed combination of First Security and Zions.

      2) A proposal to amend and restate the certificate of incorporation of First Security Corporation to provide, among other things, that First Security common stock outstanding immediately prior to the effective time of the amendment and restatement will be automatically reclassified and converted into 0.442 of a share (the exchange ratio) of common stock of the combined company.

            "First Security remains committed to completing this merger, and we are hopeful Zions will perform under the June 6 agreement with First Security and take the actions necessary to complete the merger. We believe that this is a great transaction for all stockholders and the underlying rationale for the merger has not changed. First Security remains a strong and profitable franchise with a storied seventy-one history," said Spencer
      F. Eccles, Chief Executive Officer of First Security Corporation.

            Zions has rescheduled its special shareholders meeting to March 31, 2000, at which time shareholders will vote on the merger agreement between First Security and Zions Bancorporation.

            First Security shareholders have also voted to adjourn the First Security shareholder meeting until March 31, 2000, or such other time as the Chairman of the meeting may determine, to facilitate shareholder approval of a direct merger between First Security and Zions if needed, along with such additional approvals as may be necessary, to facilitate the consummation of the planned combination with Zions.